Exhibit 7(b)

REINSURANCE AGREEMENT BETWEEN TRANSAMERICA

OCCIDENTAL LIFE INSURANCE COMPANY AND NORTH AMERICAN

REASSURANCE COMPANY

NA 4852 – 1

AUTOMATIC REINSURANCE AGREEMENT

Between the

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

Los Angeles, California

And

NORTH AMERICAN REASSURANCE COMPANY

New York, New York

AUTOMATIC REINSURANCE AGREEMENT

Contents

ARTICLE I	Scope of Agreement

ARTICLE II	Commencement & Termination of Liability

ARTICLE III	Oversights - Clerical Errors

ARTICLE IV	Mortality Net Amount At Risk

ARTICLE V	Reinsurance Premiums

ARTICLE VI	Experience Refund

ARTICLE VII	Reinsurance Administration

ARTICLE VIII	Settlement of Claims

ARTICLE IX	Tax Credits

ARTICLE X	Regulatory Compliance

ARTICLE XI	Inspection of Records

ARTICLE XII	Insolvency

ARTICLE XIII	Arbitration

ARTICLE XIV	Rights of Offsetting Balances Due

ARTICLE XV	Contract and Program Changes

ARTICLE XVI	Federal Taxes

ARTICLE XVII	Parties to Agreement

ARTICLE XVIII	Entire Agreement

ARTICLE XIX	Duration of Agreement

Signature Page

EXHIBIT A	-	Variable Annuities Covered Under This Agreement

EXHIBIT B	-	Accounts

EXHIBIT C	-	VADB Reinsurance Definitions and Formulae

AUTOMATIC REINSURANCE AGREEMENT

THIS AGREEMENT between the TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a corporation organized under the laws of the State of California, hereinafter referred to as the “Company”, and NORTH AMERICAN REASSURANCE COMPANY, a corporation organized under the laws of the State of New York, hereinafter referred to as “North American Re”, WITNESSETH AS FOLLOWS:

ARTICLE I

Scope of Agreement

1. On and after the 1st day of July, 1994, the Company will automatically reinsure with North American Re, and North American Re will automatically accept, a 100% quota share of the mortality net amount at risk, as defined in Article IV, generated prior to annuitization, by the Variable Annuity Contracts issued by the Company on or after that date, on the contract forms listed in Exhibit A.

ARTICLE II

Commencement & Termination of Liability

1. On reinsurance ceded under the terms of this Agreement, the liability of North American Re shall commence simultaneously with that of the Company, and will terminate upon the earliest of annuitization, surrender or termination in accordance with Article XIX.

ARTICLE III

Oversights - Clerical Errors

1. Should either the Company or North American Re fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or North American Re, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

ARTICLE IV

Mortality Net Amount At Risk

1. The mortality net amount at risk reinsured hereunder shall equal the guaranteed death benefit less the cash surrender value of the annuity, up to a maximum of five million dollars ($5,000,000) per life. The guaranteed death benefit shall be as described in Endorsement Forms No. 1-007 75-194 or GCE-006-194.

ARTICLE V

Reinsurance Premiums

1. The initial annualized daily premium rate shall be equal to 15 basis points. The initial daily premium rate shall be equal to the annualized premium rate divided by 12, and further divided by the total number of days in the month in which this Reinsurance Agreement commences.

2. The initial reinsurance premium shall be calculated daily and shall be equal to 100% of the sum of the day-end account values of the annuities reinsured hereunder multiplied by the daily premium rate as defined in Exhibit C.

3. The reinsurance premium for all subsequent months shall be equal to 150% of the prior month’s reinsured death claims, subject to a minimum and maximum monthly premium as defined in Exhibit C.

4. The total reinsurance premium shall be reduced by the ratio of the sum of North American Re’s share of the mortality net amount at risk in excess of $5 million on any one life reinsured hereunder to North American Re’s share of the total mortality net amount at risk on all annuity contracts.

5. The daily reinsurance premium shall be accumulated without interest and paid monthly, as described in Article VII.

6. The reinsurance premium described above shall remain in effect as long as the contract fees, the mortality and expense charges, the administration fees, and the surrender charges in effect at the inception of this Agreement remain unchanged.

ARTICLE VI

Experience Refund

1. Except as provided in paragraph 3, below, North American Re shall pay the Company an experience refund equal to 40% of the adjusted profit, as defined in Exhibit C.

2. The refund shall be calculated monthly by North American Re and settled on a quarterly basis.

3. The experience refund provision shall terminate after this Reinsurance Agreement has been in effect for twenty (20) years.

ARTICLE VII

Reinsurance Administration

1. Within 30 days of the end of each calendar month, the Company will furnish North American Re an electronic report for the reinsurance account. The report will indicate for all inforce annuities reinsured hereunder:

a)	Annuitant’s name, sex, date of birth and social security number

b)	Owner’s name, sex, date of birth and social security number

c)	Contract number

d)	Contract date

e)	Contract form number

f)	Current contract value

g)	Current contract ratchet value (contract value as of every seventh contract anniversary)

h)	Cumulative net considerations (compounded to date of valuation)

i)	Current contract death benefit

j)	Current contract cash surrender value

k)	Current contract mortality risk amount

2. Additionally, within 30 days of the end of each calendar month, the Company will furnish North American Re two separate paper reports for tax qualified and non-tax qualified annuities comprising the reinsurance account summarizing the following data:

a)	Reinsurance premiums due North American Re

b)	Death claim reimbursements due the Company

c)	Total number of contracts reinsured

d)	Total current contract value

e)	Total cumultative net considerations (compounded to date of valuation)

f)	Total current ratchet value

g)	Total current death benefit

h)	Total current cash surrender value

i)	Total current mortality risk amount

3. Within 30 days of the end of each quarter, the Company will furnish North American Re a separate paper report detailing the experience refund calculations as set forth in Exhibit C.

4. If the net balance is due North American Re, the amount due shall be remitted with the report statement. If the net balance is due the Company, North American Re shall remit the amount to the Company within 10 days of the receipt of the report.

ARTICLE VIII

Settlement of Claims

1. Claim settlements made by the Company shall be unconditionally binding on North American Re. Within 30 days of the end of each month, the Company shall notify North American Re of the reinsured death benefits paid in that month and North American Re will reimburse the Company, as provided in Article VII, for the reinsured benefits. Settlement by North American Re shall be in a lump sum regardless of the mode of payment made by the Company to the beneficiary.

2. The Company will provide proof of claim to North American Re when the claim payment is reported to North American Re.

ARTICLE IX

Tax Credits

1. North American Re shall not reimburse the Company for state premium taxes applicable to the reinsurance premiums.

ARTICLE X

Regulatory Compliance

1. North American Re agrees to maintain licenses, provide any required security, and to comply with other regulations to the extent necessary for the Company to receive statutory reserve credit for the reinsurance ceded under this Agreement.

2. The Company warrants that it has secured all necessary federal and state licenses and approvals for the contracts reinsured hereunder, and that it is operating in compliance with federal investment laws and state investment and insurance laws and regulations.

ARTICLE XI

Inspection of Records

1. North American Re shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the Company all records referring to reinsurance ceded to North American Re.

ARTICLE XII

Insolvency

1. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by North American Re directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, North American Re may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or to its liquidator, receiver or statutory successor.

2. It is further understood that the expense thus incurred by North American Re shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by North American Re. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the Company.

3. In the event of the insolvency of North American Re and the appointment of receivers therefor, the liability of North American Re shall not terminate but shall continue with respect to the reinsurance ceded to North American Re by the Company prior to the date of such insolvency or appointment, and the Company shall have a security interest in any and all sums held by or under deposit in the name of North American Re.

ARTICLE XIII

Arbitration

1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

2. If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen’s agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

ARTICLE XIV

Right of Offsetting Balances Due

1. The Company and North American Re shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the Company and North American Re. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

ARTICLE XV

Contract and Program Changes

1. The Company may amend, substitute, add or delete separate accounts or underlying investment funds to the annuity contract as described in the contract general provisions. No such change will be made by the Company without prior notification to North American Re and without the prior approval of the Securities and Exchange Commission. The Company agrees to maintain at all times a selection of core sub-accounts with investment objectives and policies similar to those listed in Exhibit B.

2. The Company shall also give North American Re advance notice of any other changes to its annuity product, its fees and charges, or its distribution approaches.

ARTICLE XVI

Federal Taxes

1. The Company and North American Re hereby agree to the following pursuant to Section 1.848-2 (g) (8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

(a)	The term “party” will refer to either the Company or North American Re as appropriate.

(b)	The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

(c)	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c) (1).

(d)	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(e)	The Company will submit a schedule to North American Re by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

(f)	North American Re may contest such calculation by providing an alternative calculation to the Company by June 1. If North American Re does not so notify the Company, the Company will report the net consideration as determined by the Company in the Company’s tax return for the previous calendar year.

(g)	If North American Re contests the Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Company and North American Re reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

2. North American Re and the Company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

ARTICLE XVII

Parties to Agreement

1. This Agreement is an indemnity reinsurance agreement solely between the Company and North American Re. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between North American Re and the annuitant, owner, beneficiary or any other party under any contracts of the Company which may be reinsured hereunder, and the Company shall be and remain solely liable to the annuitant, owner or the beneficiary under such contracts reinsured hereunder.

ARTICLE XVIII

Entire Agreement

1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

ARTICLE XIX

Duration of Agreement

1. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

2. Any time on or after the tenth anniversary of this Agreement, the Company may, upon 90 days written notice, elect to cancel the reinsurance in force under the Agreement at the rate of one thirty-sixth of the inforce per month over a three year period.

3. Upon 180 days written notice, either the Company or North American Re may cancel this Agreement for new business any time on or after the fifth anniversary of this Agreement.

IN WITNESS WHEREOF, the Company and North American Re have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

By:		Attest:

Title:	Vice President	Title:	V.P. & DIVISION GEN. COUNSEL

Date:	December 30th, 2002	Date:	12.30.02

NORTH AMERICAN REASSURANCE COMPANY
now known as Swiss Re Life: Health America Inc.

By:		Attest:

Title:	VICE PRESIDENT	Title:	Second VP

Date:	11/6/02	Date:	11/6/02

EXHIBIT A

Variable Annuities Covered Under This Agreement

I.	Contract Form Numbers

Group Certificate

Certificate of Participation Form No. GNC 33-194

Guaranteed Minimum Death Benefit Endorsement Form No. GCE-006-194

Benefit Distribution Endorsement Form No. GCE 040-194

Individual Contract

Flexible Purchase Payment Deferred Variable Annuity Contract Form No. 1-502 11-194

Guaranteed Minimum Death Benefit Endorsement Form No. 1-007 75-194

Benefit Distribution Endorsement Form No. 1-007 82-194

II.	Issue Dates: July 1, 1994 and later

EXHIBIT B

The Core Sub-Accounts of Separate Account VA-2L

Dreyfus Money Market

Dreyfus Managed Assets

Dreyfus Zero Coupon

Dreyfus Quality Bond

Dreyfus Small Cap

Dreyfus Capital Appreciation

Dreyfus Stock Index Fund

Dreyfus Socially Responsible Fund

EXHIBIT C

Transamerica VADB Reinsurance Definitions and Formulae

t	=		current month

q	=		current quarter

n	=		number of days within month t

APR	=		annualized premium rate
	=		15 basis points = .0015

DPRt	=		Daily premium rate during month t
	=		(APR - 12) - n
	=		.000125 - n

RPt	=		Reinsurance premiums due and payable at end of month t

RP1	=		DPR1 x day-end account value

RPt (t>1)	=		150% x DBR (t-1) subject to:

		Minimum	= AVt, i x DPRt

		Maximum	= AVt , i x ((27.5 - 15) x DPRt)
= AVt , i x (1. 84 x DPRt)

AVt, i	=		Sum total of account values at end of day i, month t

DBRt	=		Death benefit recoveries in month t
	=		Sum of individual reinsured risk amounts on day of death notification

Experience Refund Definitions and Formulae

AdjPt	=	Adjusted profit for month t
	=	RPt - DBRt - MECt - CHGRESt + LCt

AdjPq	=	Adjusted profit for quarter q
	=	Sum of monthly adjusted profits

MECt	=	Monthly expense charge for month t
	=	(2.0 basis points - 12) basis points x .5 x (AVt-1 + AVt)
	=	.000017 x .5 x (AVt-1 + AVt)

CHGRESt	=	Change in reinsurance reserves for month t

LCt	=	Loss carryforward from month (t-1)
	=	Min (0, AdjPt-1 x (l+LCIRt))

LCIRt	=	Loss carryforward interest rate for month t
	=	(U.S. Treasury 3 month T-bill rate as published in the Wall Street Journal on the first day of month t + 2.0%) - 12

PRq	=	Payout ratio for quarter q
	=	1.0 if AdjPt > 0, otherwise 0

Refundq	=	40% of adjusted quarterly profit, provided it’s positive
	=	40% x AdjPq x PRq

AMENDMENT NO. I

To the Automatic Reinsurance Agreement

Between the

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

And

SWISS RE LIFE & HEALTH AMERICA INC.

Except as hereinafter specified, all terms and conditions of the Automatic Reinsurance Agreement effective the 1st day of July, 1994, amendments and addenda attached thereto, shall apply, and this Amendment is to be attached to and made a part of the aforesaid Agreement.

It is mutually agreed that:

A.	Effective the 1st day of September, 1995, Exhibit A, Variable Annuities Cover Under This Agreement, is expanded, as attached, to include policies with inforce dates prior to July 1, 1994, that have been endorsed with the Enhanced Death Benefit; and,

B.	Effective the 1st day of April, 1998, Exhibit C, Transamerica VADB Reinsurance Definitions and Formulae, and Experience Refund Definitions and Formulae, is renamed Experience Refund and Loss Carryforward Definitions and Formulae, and is revised, as attached.

EXHIBIT A

Variable Annuities Covered Under This Agreement

I.	Contract Form Numbers

Group Certificate

Variable Annuity Application Form No. GNA-207-194

Certificate of Participation Form No. GNC-33-194

IRA Endorsement Form No. GCE-001-194

Dollar Cost Averaging Endorsement Form No. GCE-003-194

Systematic Withdrawal Option Endorsement Form No. GCE-004-194

Automatic Payout Option endorsement Form No. GCE-005-194

Guaranteed Minimum Death Benefit Endorsement Form No. GCE-006-194

Benefit Distribution Endorsement Form No. GCE-040-194

Individual Contract*

Variable Annuity Application Form No. GNA-207-194

Flexible Purchase Payment Deferred Variable Annuity Contract Form No. 1-502 11-194

IRA Endorsement Form No. 1-00771-194

Dollar Cost Averaging Endorsement Form No. 1-607 72-194

Systematic Withdrawal Option Endorsement Form No. 1-007 73-194

Automatic Payout Option Endorsement Form No. 1-007 74-194

Guaranteed Minimum Death Benefit Endorsement Form No. 1-007 75-194

Benefit Distribution Endorsement Form No. 1-007 82-194

*To Be Issued in Kansas, Maryland, Michigan, Minnesota, North Carolina, Oregon, Pennsylvania, Utah & Washington

II.	Issue Dates: July 1, 1994 and later.

III.	Effective September 1, 1995, coverage is expanded to include policies with issue dates prior to July 1, 1994, that are endorsed with either:

Group Death Benefit Endorsement Form No. GCE-006-194, or

Individual Death Benefit Endorsement Form No. 1-007 75-194.

EXHIBIT C

Experience Refund and Loss Carryforward

Definitions and Formulae

t	=	current month

q	=	current quarter

SAVt	=	Sum total of Swiss Re Life & Health’s quota share percentage of account values at end of month t

Avg. AVt	=	50% of (SAV t-1 + SAVt)

SGMDBt	=	Sum total of Swiss Re Life & Health’s quota share percentage of guaranteed minimum death benefits at end of month t

Avg. GMDBt	=	50% of (SGMDBt-1 + SGMDBt)

APR	=	annualized premium rate for each product combination

MPR	=	Monthly premium rate for each product combination
	=	(APR ÷ 12)

RPt	=	Reinsurance premiums due at end of month t

DBRt	=	Death benefit recoveries in month t
	=	Sum of individual reinsured variable net risk amounts reimbursed upon death

DBRo	=	0

CHGRESt	=	Change in reinsurance reserves for month t
	=	Rest - Rest-1

Rest	=	Reserve at end of month t

MECt	=	Monthly expense charge for month t
	=	(2.0 basis points ÷ 12) x Avg. AVt

MECo	=	0

EXHIBIT C, continued

CFWDt	=	Carryforward from month (t-1), adjusted for interest and reduced by any refund paid.
	=	[AdjPt-1 x (1+CIRt)] - Refundt

Note: When t = 4, 7, 10, 13...., and Refundt-i > 0 then CFWDt sets reset to zero

CFWD1	=	0

CIRt	=	Carryforward interest rate for month t
	=	(Avg. 90 Day U.S. Treasury bill rate for month t + 2.0%) ÷ 12

AdjPt	=	Adjusted profit for all products reinsured hereunder for month t
	=	RPt-DBRt-MECt-CHGRESt + CFWDt

AdjPo	=	0

AdjPq	=	Adjusted profit for quarter q
	=	Sum of monthly adjusted profits since last refund paid

PRq	=	Payout ratio for quarter q
	=	1.0 if AdjPy > 0, otherwise 0

Refundq	=	40% of adjusted quarterly profit, provided it is positive
	=	40% x AdjPq x PRq

Note 1:	Contract Values under this Agreement are to be combined with Contract Values under the Automatic Reinsurance Agreement between Transamerica Life Insurance Company of New York and Swiss Re Life & Health America Inc., dated March 1, 1996, that provides reinsurance coverage for the Dreyfus Triple Advantage Variable Annuity issued in the State of New York.

Note 2:	Upon recapture, the reinsurance reserve will be released into Adjusted Profit.

IN WITNESS WHEREOF, the Company and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

By:		Attest:

Title:	Vice President	Title:	V.P. & DIVISION GEN. COUNSEL

Date:	December 30th, 2002	Date:	12.30.02

SWISS RE LIFE & HEALTH AMERICA INC.

By:		Attest:

Title:	VICE PRESIDENT	Title:	Second VP

Date:	11/6/02	Date:	11/6/02

Amendment II to the Automatic Reinsurance Agreement effective July 1, 1994, between TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY of Los Angeles, California (“the Company”) and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut (“the Reinsurer”).

Effective August 1, 1999, facilities for reinsurance of new business under the above specified Reinsurance Agreement are terminated.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and hereby executed by both parties.

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

By:		Attest:

Title:	Vice President	Title:	V.P. & DIVISION GEN. COUNSEL

Date:	December 30th, 2002	Date:	12.30.02

SWISS RE LIFE & HEALTH AMERICA INC.

By:		Attest:

Title:	VICE PRESIDENT	Title:	Second VP

Date:	11/6/02	Date:	11/6/02